MACOM Reports Fiscal First Quarter 2022 Financial Results

LOWELL, MA, January 27, 2022 – MACOM Technology Solutions Holdings, Inc. (“MACOM”) (Nasdaq: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal first quarter ended December 31, 2021.
First Quarter Fiscal Year 2022 GAAP Results
•Revenue was $159.6 million, an increase of 7.5%, compared to $148.5 million in the previous year fiscal first quarter and an increase of 2.8% compared to $155.2 million in the prior fiscal quarter;
•Gross margin was 59.0%, compared to 54.0% in the previous year fiscal first quarter and 58.1% in the prior fiscal quarter;
•Operating income was $27.1 million, compared to operating income of $12.1 million in the previous year fiscal first quarter and operating income of $26.3 million in the prior fiscal quarter; and
•Net income, which includes a $118.2 million gain associated with the sale of MACOM's equity interest in Ampere Computing Holdings LLC, was $138.8 million, or $1.95 per diluted share, compared to net loss of $9.0 million, or $0.13 loss per diluted share, in the previous year fiscal first quarter and net income of $17.1 million, or $0.24 per diluted share, in the prior fiscal quarter.
First Quarter Fiscal Year 2022 Adjusted Non-GAAP Results
•Adjusted gross margin was 61.4%, compared to 57.5% in the previous year fiscal first quarter and 61.1% in the prior fiscal quarter;
•Adjusted operating income was $49.0 million, or 30.7% of revenue, compared to adjusted operating income of $37.8 million, or 25.4% of revenue, in the previous year fiscal first quarter and adjusted operating income of $46.8 million, or 30.2% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $45.4 million, or $0.64 per diluted share, compared to adjusted net income of $32.2 million, or $0.46 per diluted share, in the previous year fiscal first quarter and adjusted net income of $43.3 million, or $0.61 per diluted share, in the prior fiscal quarter.
Management Commentary
“Our focus on internal investment continues to drive technology and product development, revenue growth and improved financial results,” said Stephen G. Daly, President and Chief Executive Officer.
Business Outlook
For the fiscal second quarter ending April 1, 2022, MACOM expects revenue to be in the range of $161 million to $165 million. Adjusted gross margin is expected to be between 60.0% and 62.0%, and adjusted earnings per share is expected to be between $0.64 and $0.68 utilizing an anticipated non-GAAP income tax rate of 3% and 71.4 million fully diluted shares outstanding.
Conference Call
MACOM will host a conference call on Thursday, January 27, 2022 at 8:30 a.m. Eastern Time to discuss its fiscal first quarter 2022 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 1583078.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 and the passcode is 1583078. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM’s website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM’s website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM designs and manufactures semiconductor products for Telecommunication, Industrial and Defense and Data Center applications. Headquartered in Lowell, Massachusetts, MACOM has design centers and sales offices throughout North America, Europe and Asia. MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM’s strategic plans and priorities, our ability to ensure business continuity and to be successful in our technology, product development and engineering efforts, acceleration, strength and competitiveness of new product introductions, MACOM’s profitability, prospects and growth opportunities in our three primary markets, our strategy with respect to adjacent markets, development and process qualification timelines, continued revenue growth and financial and business improvements and the estimated financial results for our 2022 fiscal second quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including any failure to anticipate demand for our products; risks related to any weakening of economic conditions, including as a result of the COVID-19 pandemic; our dependence on a limited number of customers; our ability to develop new products and achieve market acceptance of those products; component shortages or other disruptions in our supply chain, including as a result of the COVID-19 pandemic; and those other factors described in "Risk Factors" in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles (“GAAP”) reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP income from operations and operating margin, adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP diluted shares, non-GAAP income tax rate, non-GAAP interest expense and non-GAAP free cash flow. In this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based compensation expense, warrant liability expense, non-cash interest, equity method investment gains and losses and the tax effect of each non-GAAP adjustment.
Management believes these excluded items are not reflective of our underlying performance and uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-

GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Amortization Expense – is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. This non-cash expense is not considered by management in making operating decisions.
Share-Based Compensation Expense – includes share-based compensation expense for awards that are equity and liability classified on our balance sheet and the related employer tax expense at vesting. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies. Share-based compensation expense amounts are not considered by management in making operating decisions.
Warrant Liability Expense – is associated with mark-to-market fair value adjustments, which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and do not reflect our ongoing operations.
Non-cash Interest, Net – includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our credit agreement, term loans and convertible notes that are being amortized over the life of the agreements. We believe these amounts are non-cash in nature, are not correlated to future business operations and do not reflect our ongoing operations.
Equity Method Investment Gains/Losses – primarily includes non-cash gains and losses associated with a non-marketable equity investment we had in Ampere Computing Holdings LLC and the $118.2 million cash gain on the sale of this investment in December 2021. We believe these items are not correlated to future business operations and including such amounts does not reflect our ongoing operations.
Tax Effect of Non-GAAP Adjustments – includes adjustments to arrive at an estimate of our non-GAAP income tax rate associated with our non-GAAP income over a period of time. We determine our non-GAAP income tax rate using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this non-GAAP income tax rate quarterly and have utilized 5% for fiscal year 2021 and our first fiscal quarter of fiscal year 2022. Our historical effective income tax rate under GAAP has varied significantly from our non-GAAP income tax rate due primarily to changes in fair values of the common stock warrant liability, which are excluded from our adjusted net income and are neither deductible nor taxable for tax purposes, gains or losses associated with our equity method investment in a private business, income taxed in foreign jurisdictions at generally lower tax rates, intangible impairments, research and development tax credits and merger expenses. We believe it is beneficial for management to review our non-GAAP income tax rate on a consistent basis over periods of time. Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time.
Adjusted EBITDA – is a calculation that adds depreciation expense to our adjusted income from operations. Management reviews and utilizes this measure for operational analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analysis purposes.
Free Cash Flow – is a calculation that starts with cash flow from operating activities and reduces this amount by our capital expenditures in the applicable period. Management reviews and utilizes this measure for cash flow analysis purposes. We believe competitors and others in the financial industry also utilize this measure for analyzing a company’s cash flow.
Incremental Shares – is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and warrants that were not included in the calculation of our GAAP diluted shares, as the impact would have been anti-dilutive. We believe competitors and others in the financial industry utilize this measure for analysis purposes.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Strategic Initiatives and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended
	December 31, 2021	October 1, 2021	January 1, 2021

Revenue	$159,620	$155,211	$148,504
Cost of revenue	65,477	65,000	68,242
Gross profit	94,143	90,211	80,262
Operating expenses:
Research and development	35,470	33,679	36,936
Selling, general and administrative	31,604	30,250	31,252
Total operating expenses	67,074	63,929	68,188
Income from operations	27,069	26,282	12,074
Other income (expense):
Warrant liability expense	—	—	(11,130)
Interest expense, net	(1,693)	(5,482)	(4,734)
Other income (expense), net	114,908	(2,048)	(4,504)
Total other income (expense)	113,215	(7,530)	(20,368)
Income (loss) before income taxes	140,284	18,752	(8,294)
Income tax expense	1,457	1,623	674
Net income (loss)	$138,827	$17,129	$(8,968)

Net income (loss) per share:
Income (loss) per share - Basic	$2.00	$0.25	$(0.13)
Income (loss) per share - Diluted	$1.95	$0.24	$(0.13)
Weighted average common shares:
Shares - Basic	69,400	68,804	67,756
Shares - Diluted	71,224	71,050	67,756

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	December 31, 2021	October 1, 2021

ASSETS
Current assets:
Cash and cash equivalents	$273,396	$156,537
Short-term investments	204,314	188,365
Accounts receivable, net	97,444	84,570
Inventories	88,538	82,699
Prepaid and other current assets	7,872	9,365
Total current assets	671,564	521,536
Property and equipment, net	120,773	120,526
Goodwill and intangible assets, net	389,296	398,925
Deferred income taxes	38,883	39,516
Other investments	2,500	15,342
Other long-term assets	37,102	38,300
TOTAL ASSETS	$1,260,118	$1,134,145
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of finance lease obligations	$921	$958
Accounts payable	33,936	28,712
Accrued liabilities	62,334	63,374
Total current liabilities	97,191	93,044
Finance lease obligations, less current portion	27,795	28,037
Long-term debt obligations	564,686	492,097
Other long-term liabilities	45,672	49,231
Total liabilities	735,344	662,409
Stockholders’ equity	524,774	471,736
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,260,118	$1,134,145

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Three Months Ended
	December 31, 2021	January 1, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$138,827	$(8,968)
Depreciation and intangible asset amortization	15,234	18,200
Share-based compensation	9,949	10,131
(Gain) loss on equity method investment, net	(114,908)	4,803
Warrant liability expense	—	11,130
Deferred income taxes	662	580
Other adjustments, net	627	163
Accounts receivable	(12,875)	(9,325)
Inventories	(5,839)	2,570
Change in other operating assets and liabilities	2,427	5,496
Net cash provided by operating activities	34,104	34,780
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equity method investment	127,750	—
Purchases of property and equipment	(5,095)	(2,890)
Sales, purchases and maturities of investments	(16,937)	(21,879)
Proceeds from sale of assets	19	—
Net cash provided by (used in) investing activities	105,737	(24,769)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term debt	—	(1,721)
Payments on finance leases	(279)	(328)
Proceeds from stock option exercises and employee stock purchases	5,135	2,414
Repurchase of common stock - tax withholdings on equity awards	(27,756)	(11,844)
Net cash used in financing activities	(22,900)	(11,479)
Foreign currency effect on cash	(82)	755
NET CHANGE IN CASH AND CASH EQUIVALENTS	116,859	(713)
CASH AND CASH EQUIVALENTS — Beginning of period	156,537	129,441
CASH AND CASH EQUIVALENTS — End of period	$273,396	$128,728

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended
	December 31, 2021		October 1, 2021		January 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$94,143	59.0	$90,211	58.1	$80,262	54.0
Amortization expense	2,505	1.6	3,806	2.5	3,877	2.6
Share-based compensation expense	1,401	0.9	878	0.6	1,267	0.9
Adjusted gross profit (Non-GAAP)	$98,049	61.4	$94,895	61.1	$85,406	57.5

	Three Months Ended
	December 31, 2021		October 1, 2021		January 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$67,074	42.0	$63,929	41.2	$68,188	45.9
Amortization expense	(6,781)	(4.2)	(7,601)	(4.9)	(8,116)	(5.5)
Share-based compensation expense	(11,292)	(7.1)	(8,272)	(5.3)	(12,438)	(8.4)
Adjusted operating expenses (Non-GAAP)	$49,001	30.7	$48,056	31.0	$47,634	32.1

	Three Months Ended
	December 31, 2021		October 1, 2021		January 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Income from operations - GAAP	$27,069	17.0	$26,282	16.9	$12,074	8.1
Amortization expense	9,287	5.8	11,407	7.3	11,993	8.1
Share-based compensation expense	12,693	8.0	9,150	5.9	13,705	9.2
Adjusted income from operations (Non-GAAP)	$49,049	30.7	$46,839	30.2	$37,772	25.4

Depreciation expense	5,947	3.7	5,692	3.7	6,207	4.2
Adjusted EBITDA (Non-GAAP)	$54,996	34.5	$52,531	33.8	$43,979	29.6

	Three Months Ended
	December 31, 2021		October 1, 2021		January 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net income (loss) - GAAP	$138,827	87.0	$17,129	11.0	$(8,968)	(6.0)
Amortization expense	9,287	5.8	11,407	7.3	11,993	8.1
Share-based compensation expense	12,693	8.0	9,150	5.9	13,705	9.2
Warrant liability expense	—	—	—	—	11,130	7.5
Non-cash interest, net	458	0.3	4,123	2.7	548	0.4
Equity method investment (gains) and losses	(114,908)	(72.0)	2,116	1.4	4,803	3.2
Tax effect of non-GAAP adjustments	(934)	(0.6)	(655)	(0.4)	(1,019)	(0.7)
Adjusted net income (Non-GAAP)	$45,423	28.5	$43,270	27.9	$32,192	21.7

	Three Months Ended
	December 31, 2021		October 1, 2021		January 1, 2021
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net income (loss) - GAAP diluted	$138,827	$1.95	$17,129	$0.24	$(8,968)	$(0.13)

Adjusted net income (Non-GAAP)	$45,423	$0.64	$43,270	$0.61	$32,192	$0.46

	Three Months Ended
	December 31, 2021	October 1, 2021	January 1, 2021
	Shares	Shares	Shares
Diluted shares - GAAP	71,224	71,050	67,756
Incremental shares	—	—	2,005
Adjusted diluted shares (Non-GAAP)	71,224	71,050	69,761

	Three Months Ended
	December 31, 2021		October 1, 2021		January 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$1,693	1.1	$5,482	3.5	$4,734	3.2
Non-cash interest expense	(458)	(0.3)	(4,123)	(2.7)	(548)	(0.4)
Adjusted interest expense (Non-GAAP)	$1,235	0.8	$1,359	0.9	$4,186	2.8

	Three Months Ended
	December 31, 2021		October 1, 2021		January 1, 2021
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$34,104	21.4	$40,812	26.3	$34,780	23.4
Capital expenditures	(5,095)	(3.2)	(5,029)	(3.2)	(2,890)	(1.9)
Free cash flow (Non-GAAP)	$29,009	18.2	$35,783	23.1	$31,890	21.5
Free cash flow as a percentage of Adjusted net income (Non-GAAP)	63.9%		82.7%		99.1%

RECONCILIATION OF DEBT ACTIVITY
(unaudited and in thousands)

Long-term debt obligations
Balance as of October 1, 2021	$492,097
Reclassification of convertible notes from stockholders' equity	72,177
Other activity	412
Balance as of December 31, 2021	$564,686